EXHIBIT 99

Dave & Buster’s Provides Business Update Through First Nine Weeks of Fiscal Fourth Quarter and Offers Fourth Quarter Revenue Outlook

DALLAS, January 11, 2021 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), (“Dave & Buster's” or “the Company”), an owner and operator of entertainment and dining venues, today provided an update on business trends through January 3, 2021, representing the first nine weeks of its fiscal fourth quarter, which began November 2, 2020 and ends January 31, 2021.

As expected, the Company’s fourth quarter financial results have continued to be negatively affected by the COVID-19 pandemic. The Company began the fourth quarter with 104 open stores, or approximately 75 percent of its total store base. Due to renewed operating restrictions imposed by local jurisdictions during November and December in response to the COVID-19 resurgence, the Company had 89 stores open as of January 3, or approximately 65 percent of its total store base.

Key highlights through the first nine weeks of the fourth quarter (ending January 3, 2021)

•	Preliminary revenue of $69.4 million, reflecting a 75% decline in comparable store sales
•	Preliminary EBITDA loss of $22 million
•	Preliminary weekly cash burn rate of $3.7 million
•	As of January 3, 2021, the Company had approximately $12 million in cash and equivalents and $277 million of availability under its revolving credit agreement, net of a $150 million minimum liquidity covenant and $10 million in letters of credit.

Chief Executive Officer Brian Jenkins said, “Fourth quarter business trends have been consistent with commentary we provided in December in conjunction with our third quarter results. After a strong recovery through the end of the third quarter, we experienced a temporary setback with the recent COVID resurgence, which resulted in the re-closure of 15 stores, and a reduction in the sales index of open stores and overall comparable store sales. Early January sales trends are improving, and we have resumed store re-openings as certain local jurisdictions have lifted operating restrictions.”

The Company currently expects more than 100 stores to be open by mid-January, continuing through the end of the fourth quarter, all operating under various limitations, and for its 27 stores in California and New York to remain closed for the remainder of the quarter.

Based upon the above preliminary results through the first nine weeks of the fourth quarter, expectations for additional store openings during January, and historical seasonal patterns, the Company currently expects fourth quarter revenues to be in the range of $98 million to $102 million.

Chief Executive Officer Brian Jenkins concluded, “Despite the temporary setback we are experiencing due to renewed COVID restrictions, we continue to accelerate investments in our strategic initiatives to drive future growth, and we are confident that our business will bounce back quickly as the threat of COVID begins to subside.”

The Company expects to report final fourth quarter and fiscal year 2020 financial results in early April 2021.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 139 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to satisfy covenant requirements under our revolving credit facility; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company occasionally uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com